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              [LETTERHEAD OF ARENT FOX KINTNER PLOTKIN & KAHN]


May 5, 1997




To Whom It May Concern:

We consent to the reference to Arent Fox Kintner Plotkin & Kahn in this Registration Statement of Ultrafem, Inc., on Form S-3 (File No. 333-11995) in the "Risk Factors" section of the prospectus of Ultrafem, Inc., which is part of this Registration Statement.

ARENT FOX KINTNER PLOTKIN & KAHN



By: /s/ Peter S. Reichertz
    ------------------------------
     Peter S. Reichertz